EX 3.5

(3)(e) AMENDMENT TO RESTATED ARTICLES OF INCORPORATION AMENDING ARTICLE FOUR (INCORPORATED BY REFERENCE TO EXHIBIT 4(a) TO THE REGISTRANT'S FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1985)

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF TEXAS APRIL 03, 1985 - CLERK II-G CORPORATIONS SECTION

                          ARTICLES OF AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                         UNITED SERVICES ADVISORS, INC.

     Pursuant to the provisions of the Texas Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation.

                                    ARTICLE I

     The name of the Corporation is United Services Advisors, Inc.

                                   ARTICLE II

     The following amendments to the Restated Articles of Incorporation were adopted by the shareholders of the Corporation on the 2nd day of April, 1985.

     The amendments delete the provisions of Article Four and add new paragraphs in substitution therefor, which provide that each outstanding share of Class A Common Stock, par value $0.05 per share, shall be converted into one share of Common Stock, par value $0.05 per share, provide for the authorization of a new class of Preferred Stock and delete authorization for the Company to issue shares of Class A Common Stock, Class B Common Stock and Series Preferred Stock. The Restated Articles of Incorporation are hereby amended as follows:

     Articles Four of the Restated Articles of Incorporation is hereby amended by deleting said Article Four in its entirety and by substituting a new Article Four as follows:

                                  "ARTICLE FOUR

"1. GENERAL. The corporation is authorized to issue one class of Preferred Stock ("Preferred Stock"), and one class of Common Stock ("Common Stock"). The total number of shares which the corporation is authorized to issue is 10,000,000 shares. The number of shares of Preferred Stock authorized is 6,000,000 and the par value of each such share if $0.05. The number of shares of Common Stock authorized is 4,000,000, and the par value of each such share is $0.05.

"2. PREFERRED STOCK.

     "2.1 VOTING RIGHTS. Except as otherwise expressly provided by law, all voting rights shall be in the Common Stock as provided for in paragraph 3.1 below, and none in the Preferred Stock.

"2.2 DIVIDENDS.

     "(1) AMOUNT; PARTICIPATING. In any fiscal year of the corporation, the holders of the Preferred Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors of the corporation, out of any funds legally available therefor, noncumulative cash dividends in an aggregate amount up to 5% of the corporation's after-tax net earnings for its prior fiscal year. In any fiscal year of the corporation, until the holders of the Preferred Stock shall have received cash dividends aggregating 5% of the corporation's after-tax net earnings for its prior fiscal year, no cash dividends shall be paid to the holders of the Common Stock. In any fiscal year of the corporation in which the holders of the Preferred Stock shall have received cash dividends aggregating 5% of the corporation's after-tax net earnings for its prior fiscal year, the holders of the Common Stock shall then be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cash dividends per share up to the amount of cash dividends per share theretofore received during such fiscal adjustment as provided in paragraph 2.2(4) hereof. In any fiscal year of the corporation, when the cash dividends per share paid to the holders of the Common Stock during such fiscal year shall be the maximum amount permitted pursuant to the preceding sentence, such cash dividends, if any, as the Board of Directors may elect to pay during the balance of such fiscal year, out of any funds legally available therefor, shall be paid simultaneously on both the Preferred Stock and the Common Stock in the same proportionate amounts per share as theretofore paid during the fiscal year on the Preferred Stock and the Common Stock.

     "(2) NONCUMULATIVE. Dividends on Preferred Stock shall be noncumulative and no rights shall accrue to the holders of Preferred Stock in the event that, in any fiscal year, the corporation shall fail to declare or pay dividends of up to 5% of the after-tax net earnings of the corporation for its prior fiscal year, whether or not the earnings of the corporation for the prior fiscal year were sufficient to pay such dividend in whole or in part.

     "(3) NET EARNINGS AFTER TAXES. Net earnings after taxes for any fiscal year shall be the amount shown as after-tax net earnings in the corporation's audited statement of operations or audited consolidated statement of operations for the fiscal year, as the case may be. Such audited statement of operations or audited consolidated statement of operations shall be prepared in accordance with generally accepted accounting principles. The amount shown as after-tax net earnings in the audited statement of operations or audited consolidated statement of operation shall be final and binding upon the holders of Preferred Stock.

     "(4) DIVIDEND DILUTION PROTECTION. In the event of any stock split, stock dividend or other stock subdivision or stock combination, of or with respect to the Common Stock of the corporation (each of the foregoing hereinafter referred to as an "Event") but not including shares of Common Stock issued in a merger or other business combination, then the maximum cash dividends per share payable to the holders of shares of Common Stock pursuant to the third sentence of paragraph 2.2(1) hereof shall be adjusted by multiplying each such per share cash dividend amount by a fraction whose numerator shall be the number of shares of Common Stock outstanding immediately prior to such Event and whose denominator shall be the number of shares of Common Stock outstanding immediately following such Event. Such adjustment shall be made at the time of each occurrence of an Event, giving effect to all prior adjustments. Holders of shares of Preferred Stock shall be entitled to notice of any Event within ten
(10) business days of its occurrence.

     "2.3 PURCHASE. Nothing herein shall limit the right of the corporation to purchase any of its outstanding shares of Preferred Stock in accordance with law, by public or private transaction.

     "2.4 CONVERSION RIGHTS. The shares of Preferred Stock shall be convertible into the shares of any other class of stock of the corporation.

     "2.5 LIQUIDATION PREFERENCE OVER COMMON STOCK. In the event of dissolution, liquidation or winding up of the corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of shares of Common Stock, the holders of the shares of Preferred Stock shall be entitled to receive $0.05 per share. Holders of shares of Common Stock shall then be entitled to receive $0.05 per share. All remaining assets of the corporation upon liquidation shall be distributed pro rata among the holders of the shares of Preferred Stock and Common Stock. If the assets distributable among the holders of Preferred Stock as insufficient to permit full payment to them of $0.05 per share, the entire assets of corporation shall be distributed prorata among the holders of the Preferred Stock. None of the following events is a dissolution, liquidation or winding up within the meaning of this paragraph: consolidation, merger, or reorganization of the corporation with any other corporation or corporations, sale of all or substantially all the assets of the corporation, or any purchase or redemption by the corporation of any of its outstanding shares.

"3. COMMON STOCK.

     "3.1 VOTING RIGHTS. The holders of shares of Common Stock shall have full voting rights at any annual or special meeting of the shareholders and as provided for in the Texas Business Corporation Act.

     "3.2 DIVIDENDS. No cash dividends shall be declared or paid on Common Stock in any fiscal year unless cash dividends paid during such fiscal year on outstanding Preferred Stock shall equal at least 5% of the after-tax net earnings of the corporation for its prior fiscal year.

     "3.3 PURCHASE. No Common Stock shall be purchased by the corporation in any fiscal year unless cash dividends shall have been paid during such fiscal year on outstanding Preferred Stock in the amount of at least 5% of the after-tax net earnings of the corporation for its prior fiscal year. Except as provided in the foregoing sentence, nothing herein shall limit the right of the corporation to purchase any of its outstanding shares of Common Stock in accordance with law, by public or private transaction.

"4. DENIAL OF PREEMPTIVE RIGHTS. No holder of shares of any class of the corporation, Preferred Stock or Common Stock, shall have any preemptive right to subscribe for or acquire additional shares of the corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized; and no holder of shares of any class of the corporation shall have any right to acquire any shares which may be held in the treasury of the corporation. All such additional or treasury shares may be sold for such consideration, at such time, and to such person or persons as the Board of Directors may from time to time determine."

"5. CLASS A COMMON STOCK INTO COMMON STOCK. Each outstanding share of Class A Common Stock, par value $0.05 per share, shall become one share of Common Stock, par value $0.05 per share, effective upon the issuance by the Secretary of State of the State of Texas of the Certificate of Amendment to the Restated Articles of Incorporation wherein this Article Four becomes part of the Restated Articles of Incorporation, as amended, of the corporation.

                                   ARTICLE III

     Each such amendment made by these Articles of Amendment to the Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act, and such amendments were duly adopted by the shareholders of the Corporation on April 2, 1985.

                                   ARTICLE IV

     The number of shares entitled to vote on the amendments made by these Articles of Amendment to the Restated Articles of Incorporation, the same constituting all of the outstandingm shares of the Corporation, was 2,159,516 shares of Class C Common Stock. The number of shares of Class A Common Stock which voted for such amendment was 2,640,744, and the number of shares of Class A Common Stock which voted against such amendment was 296.

                                    ARTICLE V

     Any exchange, reclassification or cancellation of issued shares provided for in the amendments shall be effected in the following manner:

     Each outstanding share of Class A Common Stock, of par value of $0.05 per share, shall be come one (1) share of Common Stock, par value $0.05 per share, effective upon the issuance by the Secretary of State of the State of Texas of the Certificate of Amendment to the Restated Articles of Incorporation, whereupon each outstanding certificate which, prior to the time of issuance of such Certificate of Amendment to the Restated Articles of Incorporation, represented shares of Class A Common Stock, par value $0.05 per share, shall evidence for all purposes the same number of shares of Common Stock, par value $0.05 per share, of the Corporation.

                                   ARTICLE VI

     The amendments do not effect a change in the amount of stated capital.

     IN WITNESS WHEREOF, we have hereunto set our hands this the 2nd day of April, 1985.

                                       UNITED SERVICES ADVISORS, INC.

                                       BY:    /S/ CLARK AYLSWORTH
                                       ------------------------------
                                       Clark Aylsworth, President

                                       BY:     /S/ MARY JANE WEBER
                                       ------------------------------
                                       Mary Jane Weber, Secretary

State of Texas
County of Bexar

     Before me, a Notary Public, on this day personally appeared CLARK AYLSWORTH and MARY JANE WEBER, known to me to be the persons whose names are subscribed to the foregoing document, and being by me first duly sworn, declared that the statements therein contained are true and correct.

     Given under my hand and seal of office this 2nd day of April, 1985

                                       /S/ JANE M. VARLEY
                                       ------------------------------
                                       Notary Public, State of Texas
                                       My Commission Expires: